Exhibit 10.83

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into on this 21st day of October 2016, by and between Unilife Corporation ("Unilife") and Ian Hanson ("Hanson").  The term “Unilife” shall include its subsidiaries, affiliates, assigns and successors in interest under Sections 7 and 13.

WHEREAS, Unilife is engaged in the business of designing, developing, manufacturing and supplying advanced drug delivery systems;

WHEREAS, Unilife desires to continue the employment of Hanson as Senior Vice President and Chief Operating Officer and a member of the Executive Leadership Team; and

WHEREAS, Unilife and Hanson wish to enter into this employment agreement to set forth the terms of Hanson’s continued employment relationship with Unilife.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. Term.  This agreement shall be effective as of the date of this agreement and shall be for a multi-year term commencing on such effective date and expiring on December 31, 2018.  This agreement will automatically renew for one-year periods annually thereafter, unless either party gives the other party thirty (30) days written notice in advance of the relevant expiration date of its intention not to renew the agreement.  Upon expiration or earlier termination of this employment relationship, the provisions of this agreement will survive in accordance with their terms or as otherwise necessary to fulfill their intended purposes.  For avoidance of doubt, the rights and obligations of Unilife under Section 6 below shall remain in full force and effect until all payments due to him have been made to Hanson and the rights and obligations of Hanson set forth in Section 7 below and in the Confidentiality, Non-Competition and Intellectual Property Agreement dated July 27, 2011 between Hanson and Unilife Medical Solutions, Inc., a wholly owned subsidiary of the Company (the “Pre-Existing Agreement”), shall remain in full force and effect and shall survive the expiration or termination of this agreement, regardless of the reason(s) for termination.

2. Position and Duties.  Unilife will employ Hanson as Senior Vice President and Chief Operating Officer and Hanson shall have the authority and duties typically held by an employee in such position.  Hanson shall be a member of Unilife’s Executive Leadership Team and will report to Unilife’s Chief Executive Officer (“CEO”).  In the performance of his duties, Hanson shall devote his knowledge, skill, attention, energies and all of his business time, and shall be subject to and comply with all of Unilife's policies, rules, and procedures, as they may be adopted or amended from time to time. Hanson shall not engage in any endeavor that would conflict with the rendition of his services to Unilife, either directly or indirectly; provided, however, Hanson may participate in civic, charitable, educational, industry and professional organizations, to the extent that such participation does not unreasonably interfere with the performance of his duties hereunder; and Hanson may also serve on corporate boards and committees, but only with the prior written consent of Unilife’s CEO.

3. Compensation.

(a) Base Salary.  Hanson shall be paid an annual base salary of Three Hundred Fifty Thousand Dollars ($350,000) payable in accordance with Unilife's standard payroll practices.  Hanson’s base salary will be subject to the customary withholding and employment taxes, as required by law, with respect to compensation paid by an employer to an employee.  At the discretion of the Compensation Committee of the Board of Directors of Unilife (“Compensation Committee”), Hanson shall be eligible for increases in base salary.  Further, Unilife will not reduce Hanson’s base salary to less than what is agreed to herein.

(b) Bonus.  During the term of his employment hereunder, Hanson shall be eligible to earn an annual cash bonus in amounts and percentages as determined by Unilife's Compensation Committee.  The target cash bonus opportunity for each year shall be no lower than forty percent (40%) of base salary.  Bonuses are subject to achievement of such goals and objectives as the Compensation Committee determines.  Any bonus payable for a fiscal or calendar year shall be paid in a lump-sum payment no later than the date that is two and one-half months after the close of the relevant fiscal or calendar year.  Hanson’s bonuses will be subject to the customary withholding and employment taxes, as required by law, with respect to compensation paid by an employer to an employee.

4. Benefits.

(a) Benefits Generally Available to Unilife Employees.  Hanson shall be eligible to participate in Unilife's benefits programs (including any equity incentive plan of Unilife or its affiliates), as they may change from time to time. The benefits provided to Hanson will be the same as the benefits provided to other similarly situated Unilife employees, and may be changed upon expiration or other termination of the current benefits contracts. For further information, Hanson should review any applicable benefit plan documents, which will govern the terms of the benefits.

(b) Vacation.  Hanson shall also receive four (4) weeks of paid vacation per calendar year.  Any unused vacation days may be carried over or paid in lieu thereof, to the extent allowed by Unilife’s policy for similarly situated employees.

(c) Equity Plans.  Any stock options and other stock-based awards that Hanson may receive from Unilife shall be governed by the applicable, underlying award agreement and the terms of the 2009 Stock Incentive Plan or any successor plan under which the award is granted.

(d) Expenses.  Unilife shall reimburse Hanson for all reasonable and necessary expenses incurred by him in carrying out his duties under this agreement in accordance with Unilife’s business expense policies, including without limitation, requirements with respect to reporting, documentation and payment of such expenses.  All such expenses shall be paid promptly after submission in accordance with Unilife’s polices, but no later than December 31st of the calendar year following the year in which such expenses were incurred.

5. Indemnification.  Both during and following his employment, Unilife agrees to provide Hanson with indemnification for acts performed in his capacity as an employee and/or officer of Unilife (and to insurance coverage pursuant to Unilife’s Directors and Officers insurance policies, as in effect from time to time) equivalent to the indemnification and directors’ and officers’ insurance coverage applicable to the then current officers of Unilife.

6. Termination and Pay upon Termination.

(a) General Rule.  In the event that (1) Unilife terminates this agreement and Hanson’s employment without Cause (as defined herein) including employment termination due to Unilife’s election not to renew this agreement where Hanson was willing and able to continue performing services under the terms of this agreement, or (2) Hanson terminates this agreement and Hanson’s employment for

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Good Reason (as defined herein), subject to Section 6(c) below, Unilife will pay or provide Hanson the severance benefits provided in subparagraphs (i) through (iv) of this Section 6(a).

(i) his base salary, at the rate in effect immediately before the date that Hanson’s employment terminates, for twelve (12) months, in accordance with Unilife’s standard payroll practices then in effect, commencing on the fifteenth (15th) day after the date that Hanson’s employment terminates and the General Release provided for in Section 9 of this Agreement becomes irrevocable;

(ii) provided that Hanson is eligible for and timely elects to receive COBRA health, vision and dental care continuation coverage, the cost of Hanson’s COBRA health, vision and dental care continuation coverage premiums (for himself and him eligible dependents) for twelve (12) months, commencing on the first of the month immediately after the month which includes the date that Hanson’s employment terminates and the General Release provided for in Section 9 of this agreement becomes irrevocable;

(iii) payment of an amount equal to the greater of the amount of the annual incentive bonus, if any, earned by Hanson for the last completed bonus year prior to the year in which his employment terminates or 40% of Hanson’s base salary as in effect immediately prior to his termination, which amount will be payable in equal installments over a twelve (12) month period in accordance with Unilife’s standard payroll practices then in effect, commencing on the fifteenth (15th) day after the date that Hanson’s employment terminates and the General Release provided for in Section 9 of this Agreement becomes irrevocable; and

(iv) all of Hanson’s outstanding time-vested stock options and other time-vested stock-based awards, if not otherwise fully vested, shall then become fully vested.

(b) Other Terminations.  If Hanson’s employment ceases for any reason other than as described in Section 6(a), including Hanson’s election not to renew the agreement, Hanson shall not receive any compensation or benefits from the time of such cessation, except such compensation as was earned prior to that date, including, but not limited to unused vacation and vested equity grants.  In addition, Hanson agrees to provide Unilife with thirty (30) days advance written notice of his intent to terminate his employment, whether during the initial term or any renewal thereof.

(c) Termination Following a Change in Control.  If a cessation of employment described in Section 6(a) occurs during the 12 month period following a Change in Control, then for purposes of that cessation, the references in Sections 6(a)(i) and (ii) to “twelve (12) months” will in each case be replaced with a reference to “eighteen (18) months.”

(d) Concurrent Cessation of Officer or Director Service and Employment.  Contemporaneous with any cessation of Hanson’s employment with Unilife for any reason, unless otherwise requested by the Board, Hanson will resign from all officer and director positions with Unilife and its affiliates.

(e) Definitions.

(i) Definition of “Cause”.  “Cause” will mean any one or more of the following:

(A) material neglect of assigned duties, willful misconduct in connection with the performance of duties, or refusal to perform assigned duties (other than by reason of disability) which continues uncured for thirty (30) days following receipt of written

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notice of such neglect, misconduct or refusal from Unilife, specifying the scope and nature of the deficiency;

(B) engaging in any act of dishonesty, any act of moral turpitude, any illegal conduct or committing a crime that causes material harm to Unilife or its reputation;

(C) being barred from working in a Food and Drug Administration (“FDA”) regulated industry by the FDA or otherwise being sanctioned by the FDA or any similar international body;

(D) breaching, in any material respect, the terms of any agreement with Unilife; or

(E) commencement of employment with any other employer while an employee of Unilife without the prior written consent of Unilife.

Any determination of "Cause" as used herein will be made in good faith by the Board of Directors of Unilife.

(ii) Definition of “Change in Control”.   “Change in Control” means a:  (i) Change in Ownership of Unilife Corporation, (ii) Change in Effective Control of Unilife Corporation, or a (iii) Change in the Ownership of Assets of Unilife Corporation, all as described herein and construed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(A) A Change in Ownership of Unilife Corporation shall occur on the date that any one Person acquires, or Persons Acting as a Group (or Group) acquire, ownership of the capital stock of Unilife Corporation that, together with the stock held by such Person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the capital stock of Unilife Corporation.  However, if any one Person is, or Persons Acting as a Group are, considered to own more than fifty percent (50%) of the total fair market value or total voting power of the capital stock of Unilife Corporation, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Unilife Corporation or to cause a Change in Effective Control of Unilife Corporation.  An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which Unilife Corporation acquires its stock in exchange for property will be treated as an acquisition of stock.

(B) A Change in Effective Control of Unilife Corporation shall occur on the date a majority of members of the Board of Directors of Unilife Corporation is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Unilife Corporation before the date of the appointment or election.

(C) A Change in the Ownership of Assets of Unilife Corporation shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons), assets (including tangible/real property and intangible property (such as goodwill)) from Unilife Corporation the total gross fair market value of which is more than fifty percent (50%) of the total gross fair market

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value of all of the assets of Unilife Corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Unilife Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(D) The following rules of construction apply in interpreting the definition of Change in Control:

(I) A Person means any individual, entity or group within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Unilife Corporation and by entities controlled by Unilife Corporation or an underwriter of the capital stock of Unilife Corporation in a registered public offering.

(II) Persons will be considered to be Persons Acting as a Group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(III) For purposes of this Section 6(e), fair market value shall be determined in accordance with Code Section 409A.

(IV) A Change in Control shall not include a transfer to a related person as described in Code Section 409A or a public offering of capital stock of Unilife Corporation.

(E) For purposes of this Section 6(e), Code Section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option).  For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

(iii) “Good Reason” means any one or more of the following:

(A)	a material, adverse change in title, authority or duties (including the assignment of duties materially inconsistent with Hanson’s position);

(B)	a reduction in Hanson’s base salary or annual bonus opportunity below the levels set forth in Sections 3(a) and 3(b), respectively; or

(C)	a material breach of this agreement by Unilife; or

(D)	the relocation of Hanson’s principal work location to a location more

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than 50 miles from Philadelphia, Pennsylvania.

However, none of the foregoing events or conditions will constitute Good Reason unless Hanson provides Unilife with written notice of the event or condition constituting Good Reason within 90 days following the occurrence thereof, Unilife does not reverse or otherwise cure the event or condition within 30 days of receiving such notice, and Hanson resigns his employment within 180 days following the expiration of the applicable cure period.

7. Confidential Information.

(a) Hanson acknowledges that Unilife has a valuable property interest in all aspects of its business relationships with its customers, clients, vendors and suppliers.  In the course of Hanson’s work with Unilife, Hanson will become aware of and familiar with secret and confidential information of Unilife relating to its customers, clients, vendors and suppliers, and its internal business operations.  Secret and confidential information includes, but is not limited to, Unilife's business plans, customer lists, customer data, marketing plans, supplier and vendor lists and cost information, software and computer programs, data processing systems and information contained therein, financial statements, financial data, acquisition and divestiture plans, and any other trade secrets or confidential or proprietary information, documents, reports, plans, or data, of or about Unilife that is not already available to the public or was known to Hanson prior to his employment with Unilife.

(b) Hanson agrees that he will not, without the written consent of Unilife, during the term of this agreement or thereafter, disclose or make any use of secret and confidential information, except as may be required in the performance of his duties under Section 2 of this agreement.  Hanson agrees that, following the termination of his employment with Unilife for any reason, he will never use secret and confidential information to compete with Unilife in any manner, and he will never disclose any secret and confidential information to any other business or individual, unless such secret or confidential information is:  (i) publicly known through no breach of the provisions of this Section 7 by either party, (ii) lawfully disclosed by a third party, or (iii) disclosed pursuant to legal requirement or court order.   In no event shall any disclosure made to investment banking firms or private equity firms at the request of Unilife and as part of Hanson’s duties ever be considered a violation of this Section 7.

(c) Upon termination of this agreement, Hanson shall surrender to Unilife all records and all paper and/or electronic copies made of those records that pertain to any aspect of the business of Unilife, including all secret and confidential information.

8. Additional Acknowledgements and Enforcement.

(a) Hanson expressly acknowledges and agrees that the provisions of Section 7 above are absolutely necessary to protect the legitimate business interests of Unilife, because he is employed in a position of trust and confidence and is provided with extensive access to Unilife's most confidential and proprietary trade secrets, and has significant involvement in important business relationships, which constitute the goodwill of Unilife.

(b) In the event that Unilife must bring legal action to enforce or seek a remedy for any breach of the provisions of Section 7 of this agreement and Hanson is found by a court to have breached any of these provisions, Hanson agrees to reimburse Unilife for any and all expenses, including attorneys' fees and court costs, incurred by it in enforcing the terms of these Sections of the agreement.

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9. General Release.  As a condition of receiving the severance compensation and benefits described in Section 6(a) or 6(c), Hanson will execute a general release of claims in a form acceptable to Unilife.  Such general release would not include rights to previously vested options or claims for any compensation or benefits earned (including, without limitation, unused vacation), or reimbursement of expenses incurred, through the date of termination.  Such release must be agreed to, executed and irrevocable no later than 30 days following Hanson’s termination date.

10. Dispute Resolution.  Any controversy, claim or dispute involving the parties (or their affiliated persons) directly or indirectly concerning this agreement shall be finally settled by binding arbitration held in Montgomery County, Pennsylvania by one arbitrator (who is mutually acceptable to both parties as well as licensed to practice law in the Commonwealth of Pennsylvania) in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall apply Pennsylvania law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive for both Hanson and Unilife (and its affiliates), and there shall be no appeal there from other than causes of appeal allowed by the Federal Arbitration Act.  Unilife shall bear all costs of the arbitrator in any action brought under this agreement.  The arbitrator shall have the power to award attorney’s fees and arbitration costs to the prevailing party, if the award of attorney’s fees and litigation costs would be permitted by a court.  The parties hereto agree that any action to compel arbitration may be brought in the appropriate Pennsylvania state or federal court, and in connection with such action to compel, the laws of the Commonwealth of Pennsylvania and the Federal Arbitration Act shall control.  Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies, which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

11. Non-waiver.  A waiver of any provision of this agreement by either party shall not prevent either party from enforcing that provision or any other provision hereof.

12. Assignment.  This agreement is personal and may not be assigned by Hanson.  Any assignment of this agreement between Unilife (or its successor) and its affiliates (and their successors) shall not constitute a termination of Hanson’s employment hereunder.  This agreement shall inure to the benefit of and be binding upon any successor to Unilife.

13. Severability.  Each provision of this agreement is severable and distinct from, and independent of, every other provision hereof.  If one provision hereof is declared void, the remaining provisions shall remain in effect.  Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14. Entire Agreement.  This agreement contains the entire agreement of the parties concerning the employment relationship and supersedes any prior agreements or understandings between the parties concerning the terms and conditions of Hanson’s employment, whether oral or written; provided, however, that the Pre-Existing Agreement remains in full force and effect and that Hanson’s equity grants shall be governed by the equity grant documents; provided further, that any stock options or other stock-based awards provided to Hanson shall be governed by Unilife’s stock incentive plans as they are amended from time to time, except as provided herein.  The parties acknowledge, in entering into this

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agreement that they have not relied upon any promise or inducement not specifically set forth herein.  Any changes to this agreement must be in writing and signed by both parties.

15. Section 409A.

(a) This agreement is intended to comply with, or otherwise be exempt from, Code Section 409A and any regulations and Treasury guidance promulgated thereunder, and Unilife shall exercise its best efforts to interpret the terms of this agreement in a manner consistent with the requirements of Code Section 409A.

(b) Unilife shall undertake to administer this agreement in a manner that does not result in the imposition on Hanson of any additional tax, penalty, or interest under Code Section 409A.

(c) Unilife and Hanson agree that they will execute any and all amendments to this agreement permitted under applicable law as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Code Section 409A or as otherwise needed to ensure that this agreement complies with that section.

(d) The preceding provisions, however, shall not be construed as a guarantee by Unilife of any particular tax effect to Hanson under this agreement.  Unilife shall not be liable to Hanson for any payment made under this agreement that is determined to result in an additional tax, penalty, or interest under Code Section 409A, nor for reporting in good faith any payment made under this agreement as an amount includible in gross income under that section.

(e) For purposes of Code Section 409A, the right to a series of installment payments under this agreement shall be treated as a right to a series of separate payments.

(f) With respect to any reimbursement of future expenses of, or any provision of in-kind benefits to, Hanson, as specified under this agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Code section 105(b); (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(g) "Termination of employment," "resignation," or words of similar import, as used in this agreement means, for purposes of any payments under this agreement that are payments of deferred compensation subject to Code Section 409A, Hanson’s "separation from service" as defined in that section.

(h) If a payment obligation under this agreement arises on account of Hanson's separation from service while Hanson is a "specified employee" (as defined under Code Section 409A and determined in good faith by the Unilife), any such payment (i) constitutes "deferred compensation" (as defined under Treasury regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury regulation sections 1.409A-1(b)(3) through (b)(12)), and (ii) is scheduled to be paid within six (6) months after such separation from service, such payment shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Hanson's estate following his death.

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(i) To the extent that under the terms of the agreement the execution of a general release of claims is a condition to Hanson receiving severance or other benefits under the agreement, the Company will provide Hanson with the form of release agreement within seven days after Hanson’s separation from service.  To be entitled to the severance or other benefits, Hanson must execute and deliver to the Company the release agreement on or before the last day of the minimum required waiver consideration period provided under the Age Discrimination in Employment Act or other applicable law or such other date as may be specified in the release agreement.  If Hanson timely delivers an executed release agreement to the Company, and Hanson does not revoke the release agreement during the minimum revocation period required under applicable law, if any, the severance or other benefits shall be paid or commence being paid, as applicable, on or after the date on which the release agreement becomes effective as specified in the agreement.  If, however, the period during which Hanson has discretion to execute or revoke the release agreement straddles two calendar years, then notwithstanding any other provision of this agreement, no such payment shall be made or benefit provided earlier than the first day of the second such calendar year, regardless of within which calendar year Hanson actually delivers the executed release agreement to the Company.  Consistent with Section 409A, Hanson may not, directly or indirectly, designate the calendar year of payment.

16. Excise Tax on Parachute Payments.  Hanson shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Code section 4999.  Notwithstanding the foregoing, if any payment or distribution by Unilife to or for the benefit of Hanson, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit, would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of such payments and benefits (each such payment or benefit, a “Payment”) payable to Hanson shall be reduced to the aggregate amount of Payments that may be made to Hanson without incurring an Excise Tax in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the net after-tax benefit of the Payments retained by Hanson (after giving effect to such reduction) is equal to or greater than the net after-tax benefit (after giving effect to the Excise Tax) of the Payments to Hanson without any such reduction.  If the Firm (as defined below) determines that a reduction is required by this Section 16, then such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

For purposes of this Section 16, "net after-tax benefit" shall mean (i) the total of all Payments which Hanson receives or is then entitled to receive from Unilife, less (ii) the amount of all federal, state, local and foreign income taxes payable with respect to such Payment calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Hanson (based on the rate in effect for such year as set forth in the Code or other applicable tax law as in effect at the time of the first payment of the foregoing), less (iii) the amount of the applicable Excise Tax, if any, imposed with respect to the Payment.

The foregoing determination shall be made by a nationally recognized human resources consulting or accounting firm (the "Firm") selected by Unilife and reasonably acceptable to Hanson (which may be, but will not be required to be, Unilife's independent auditors).  The Firm shall submit its

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determination and detailed supporting calculations to both Hanson and Unilife within fifteen (15) days after receipt of a notice from either Unilife or Hanson that Hanson may receive Payments.

Hanson and Unilife shall each provide the Firm access to and copies of any books, records, and documents in the possession of Hanson or Unilife, as the case may be, reasonably requested by the Firm, and otherwise cooperate with the Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 16.  The fees and expenses of the Firm for its services in connection with the determinations and calculations contemplated by this Section 16 shall be borne by Unilife.

17. Counterparts.  This agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

18. Interpretation.  The captions and headings of this agreement are not part of the provisions hereof and shall have no force or effect.

19. Notices.  Any notices, requests, demands and other communications provided for by this agreement shall be sufficient if in writing and if hand delivered, sent by overnight courier, or sent by registered or certified mail to Hanson at the last address he has filed in writing with Unilife or, in the case of Unilife, to Unilife’s General Counsel at Unilife's principal executive offices.

20. Governing Law.  The terms of this agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to provisions thereof regarding conflict of laws.

21. Defend Trade Secrets Act Compliance.  Hanson will not be held criminally or civilly liable under any federal or state trade secret law for his disclosure of a trade secret that is made in confidence to federal, state or local government official or to an attorney, provided that such disclosure is: (a) solely for the purpose of reporting or investigating a suspected violation of law; or (b) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If Hanson files a lawsuit for retaliation by Unilife for reporting a suspected violation of law, Hanson may disclose the trade secret to his attorney and use the trade secret information in related court proceedings, provided that Hanson files any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order.

22. Representations and Warranties.  Hanson represents and warrants to Unilife that he is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Hanson’s employment or the performance of all duties and services hereunder to the fullest extent of Hanson’s ability and knowledge, except for the duty of confidentiality owed to former employers.  If Hanson has misrepresented the representation and warranty provided herein, then Hanson would be liable to Unilife for all damages incurred as a consequence thereof, including attorney’s fees and costs of court.

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IN WITNESS WHEREOF, and wishing to be legally bound, the parties have executed this agreement on the date first above written.

UNILIFE CORPORATION:		Ian Hanson:

By:	/s/ John Ryan	/s/ Ian Hanson
John C. Ryan
President & Chief Executive Officer

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